Exhibit 99.1
PRESS RELEASE

Contact:	Tom Ward	Teresa Ferguson
	Investor Relations	Public Relations
	214-492-6689	214-492-6937
THE BLACKSTONE GROUP COMPLETES ACQUISITION OF LA QUINTA
Dallas (January 25, 2006) —La Quinta Corporation (“LQ Corporation”) (NYSE: LQI) and its controlled subsidiary, La Quinta Properties, Inc. (“LQ Properties” and, together with LQ Corporation, “La Quinta”), today announced that they had completed their mergers with affiliates of The Blackstone Group. Under the terms of the merger agreement, holders of La Quinta paired common shares will receive a total of $11.25 per paired share in cash, without interest.
In connection with the closing of the mergers, the aggregate redemption price of LQ Properties 9% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) and the corresponding depositary shares (the “Depositary Shares”), each Depositary Share representing one-tenth of one share of the Series A Preferred Stock, has been irrevocably deposited with American Stock Transfer & Trust Company (the “Redemption Agent”). Holders of Depositary Shares may submit their receipts, along with a letter of transmittal, to the Redemption Agent for redemption. As previously announced, holders of Depositary Shares will receive an aggregate redemption price of $25.275 per Depositary Share. Holders of Series A Preferred Stock will receive an aggregate redemption price of $252.75 per share of Series A Preferred Stock. American Stock Transfer & Trust Company, as depositary, is the sole record holder of Series A Preferred Stock and will receive the aggregate Series A Redemption Price for disbursement to the holders of Depositary Shares. Questions regarding the redemption may be directed to the Redemption Agent at (877) 248-6417 or (718) 921-8317.
About La Quinta
La Quinta Corporation and its controlled subsidiary, La Quinta Properties, Inc. is one of the largest owner/operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company owns and operates 360 hotels and franchises more than 240 hotels in 39 states under the La Quinta Inns®, La Quinta Inn & Suites®, Baymont Inn & Suites®, Woodfield Suites® and Budgetel® brands. For more information about La Quinta Corporation, please visit www.LQ.com.
About The Blackstone Group
The Blackstone Group, a private investment firm with offices in New York, London, Paris and Hamburg, was founded in 1985. Blackstone’s Real Estate Group has raised almost $10 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to Real Estate, The Blackstone Group’s core businesses include Private Equity, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory and Restructuring and Reorganization Advisory. The Blackstone Group can be accessed on the Internet at http://www.blackstone.com.
Safe Harbor Statement
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. The Company’s SEC filings contain additional information concerning factors that could cause actual results to differ materially from those forward-looking statements.